Exhibit 99.1

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, DC 20005 www.dft.com

NEWS

FOR IMMEDIATE RELEASE

TUESDAY, SEPTEMBER 10, 2013

DUPONT FABROS TECHNOLOGY, INC. TO EXPAND AND STRENGTHEN

MANAGEMENT TEAM AS PART OF SUCCESSION PLAN

WASHINGTON, DC – September 10, 2013 – DuPont Fabros Technology, Inc. (NYSE: DFT) announced today that its Board of Directors and Nominating and Corporate Governance Committee have decided, as part of its succession planning process, to expand and strengthen its senior management team. The company has initiated a search process to hire a President, who initially will focus on corporate strategy, acquisitions and other aspects of business development.

The company anticipates that, if the new President meets the expectations of the Board and the senior management team, he or she is expected to eventually succeed Hossein Fateh as the company’s Chief Executive Officer. In connection with this succession, it is expected that Mr. Fateh would then become the company’s Executive Chairman and Mr. du Pont then would become Vice-Chairman. Although the company has initiated the search process, the timetable for the succession process has not yet been determined.

“I have been thinking for some time and discussing with the Board about the need to expand and strengthen our senior management team and plan for succession,” said Hossein Fateh, the company’s President and Chief Executive Officer. Mr. Fateh said, “Given all that we have accomplished in the last six years, I believe that now is the right time to begin the process to identify a successor and integrate him or her into the company’s management team. The company’s Board fully supports the decision.”

“In the six years since our initial public offering, the company has accomplished as much or more than we had thought possible in terms of development and leasing,” said Lammot J. du Pont, the company’s Chairman of the Board. Mr. du Pont went onto say, “Our data center portfolio is now 94% leased, and our data centers, tenant base and operations team are the envy of the industry, in no small part due to Hossein’s leadership.”

The Nominating and Corporate Governance Committee will lead the search process, with the support of the entire Board and the senior management team.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenanted wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services. The Company’s ten data centers are located in four major U.S. markets, which total 2.5 million gross square feet and 218 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT) is headquartered in Washington, DC. For more information, please visit www.dft.com.

For Additional Information:

Mark L. Wetzel	Christopher Warnke
Executive Vice President	Manager, Investor
Chief Financial Officer and Treasurer	Relations
+1 (202) 728-0033	+1 (202) 478-2330